                                   EXHIBIT 99

                              DIPLOMAT CORPORATION

                        1,700,000 Shares of Common Stock

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE
                    INVESTMENT. SEE "RISK FACTORS," (PAGE ).

                        ---------------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
              STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

     This Prospectus relates to 1,700,000 shares of common stock, $.0001 par value per share (the "Common Stock"), of Diplomat Corporation (the "Company"), which may be issued pursuant to the Company's 1993 Stock Option Plan, providing for the grant of up to 200,000 incentive and non-qualified stock options to purchase shares of Common Stock of the Company, and up to 1,500,000 nonqualified stock options to purchase shares of Common Stock of the Company pursuant to the Company's 1996 Non-qualified Stock Option Plan.

     Certain holders of options issued pursuant to the 1996 Non-qualified Stock Option Plan are offering for resale up to 500,000 shares of Common Stock issuable to them upon exercise of the underlying options (the "Options"). Such persons are referred to in this Prospectus as the "Selling Stockholders." Additional shares of Common Stock may become issuable as a result of the anti-dilution provisions of the Options and are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders, but will receive the exercise prices payable upon the exercise of the Options. There can be no assurance that all or any part of the Options will be exercised. All expenses incurred in connection with this offering are being borne by the Company (which expenses are estimated to be approximately $30,000), other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock being offered by them hereby, but it is anticipated that such shares of Common Stock may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Small Cap Market ("Nasdaq") at the market prices then prevailing. Sales of the shares of Common Stock may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the shares of Common Stock may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2, 10b-6 and 10b-7, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these rules. The Company has also informed the Selling Stockholders of the need for delivery of copies of this Prospectus.

     The Common Stock is traded in the over-the-counter market and is quoted on Nasdaq under the symbol DIPL. On August 26, 1996, as reported by Nasdaq, the closing bid price for the Common Stock was $1.3125 per share.

                        ---------------------------------

              The date of this Prospectus is               , 1996

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, Proxy Statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York, 10007, and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Avenue, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-KSB for its fiscal year ended December 30, 1995, the Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, and June 30, 1996, the Reports on Form 8-K dated January 9, 1996 and Amendment No. 1 dated May 2, 1996 and the description of the Company's Common Stock contained in its Form 10-KSB for its fiscal year ended December 30, 1995, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that the statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to:

                  Diplomat Corporation
                  25 Kay Fries Drive
                  Stony Point, NY  10980
                  Attention:  Mr. Sheldon R. Rose, President

                                TABLE OF CONTENTS

THE COMPANY ...............................................................   18

RECENT DEVELOPMENT ........................................................   19

THE OFFERING ..............................................................   21

RISK FACTORS ..............................................................   22

USE OF PROCEEDS ...........................................................   28

SELLING SECURITYHOLDERS ...................................................   28

PLAN OF DISTRIBUTION ......................................................   29

LEGAL MATTERS .............................................................   29

EXPERTS ...................................................................   29

                                   THE COMPANY

     Diplomat Corporation ("Diplomat") designs, develops, markets and distributes infantwear and care products, nursery accessories and other products for infant and toddler comfort and care. Through its wholly-owned subsidiary, Biobottoms, Inc., Diplomat also sells apparel and accessories for newborns through preteens via mail catalog. As used in this Prospectus, the term "Company" refers to the businesses of Diplomat and Biobottoms.

     Diplomat sells primarily apparel and accessories, cloth diapers, diaper covers, furniture covers, layette, infant and child travel products, such as infant car seat covers, and other accessories marketed principally under the trademarks Ecology Kids,(TM) Lamaze from AMI(TM)/Ecology Kids, and Biobottoms(TM). These products are marketed primarily in the United States. While international sales have not been material, Diplomat products are sold in several Pacific Rim countries (Japan, Singapore, Taiwan and Malaysia). Marketing efforts to expand sales into Canada and Mexico have not as yet resulted in any significant sales.

     Diplomat is a party to an exclusive distribution agreement (the "Lamaze Distribution Agreement") with Ambrose & Montgomery, Inc., doing business as "LAMAZE from AMI" pursuant to which Diplomat was granted the exclusive right to use the Lamaze(TM) registered trademark in the name "Lamaze from AMI/Ecology Kids" (the "Lamaze Name") in conjunction with the manufacture, advertisement, promotion, distribution and sale of various products for infants, including layette infantwear, care products and reusable diapers (the "Authorized Products"). Diplomat also plans to establish a direct mail Lamaze Catalog, an outerwear infant and toddler product line and provide information services on the Internet, providing a forum for childbirth educators and providing for its Lamaze product line. AMI received its rights to grant this exclusive distributorship to Diplomat pursuant to an agreement with the American Society for Psychoprophylaxis in Obstetrics, Inc. ("ASPO"), the owner of the Lamaze trademark (the "Contribution Agreement"). The Lamaze Distribution Agreement requires that Diplomat sell minimum quantities of Authorized Products in each year. To date, Diplomat has performed all obligations required to be performed under such Agreement, as amended.

     On February 9, 1996, Diplomat completed the acquisition of Biobottoms, Inc., a California corporation ("Biobottoms"), located in Petaluma, California. Biobottoms is a children's mail catalog company selling apparel and accessories in the United States for newborns through preteens. Management of Diplomat believes that this business combination will strengthen Diplomat's existing business by joining the manufacturing strength and expertise of Diplomat with the retailing expertise of Biobottoms.

     The primary customers of Diplomat are major mass merchandisers, including Toys R Us, Inc. ("Toys R Us") and Wal-Mart Stores, Inc. ("Wal-Mart"). The foregoing two customers represented a total of approximately 58% of Diplomat's total revenues during the fiscal year ended December 31, 1995. Authorized Products were initially introduced to the market in Wal-Mart stores. Presently, one or more of the Authorized Products are carried by Wal-Mart, Toys R Us, Target Stores and Baby Super Stores, all nationally known merchants. Diplomat's products are also sold to drug store chains, catalogue showrooms, mail order catalogues and food store chains.

     Historically, Diplomat obtained substantially all of the raw materials required for the manufacture of its products and shipped such materials to contract manufacturers, who assembled the products in accordance with Diplomat's specifications and under its supervision, either from facilities located at Diplomat's Rockland County,

New York warehouse and distribution facilities, or other locations in New York State. Presently, Diplomat has some of its products manufactured in selected foreign countries, which significantly reduces the use of contract manufacturers in the United States. Foreign transactions are effected on a fixed price basis and are denominated in U.S. dollars in order to limit transaction risk relating to fluctuations in foreign currency. Quality control for finished products continues to be monitored at Diplomat's principal facilities in Rockland County.

     Biobottoms is a leading children's catalog company in the United States selling apparel and accessories primarily for newborns through preteens. The majority of the products offered for sale sold by Biobottoms are made of natural fibers and are designed by Biobottoms with an emphasis on comfort and ease of care. Biobottoms mailed over 9 million catalogs to its existing and prospective customers and delivered over $17 million of merchandise in 1995. The catalog is currently a 56 page four-color catalog offering over 200 products. The catalog is redesigned four times a year (Fall, Winter, Spring, and Summer) and is mailed as many as 13 times a year to a combination of customers and prospective customers. The catalog is divided into product categories, generally by the age of the child and the size of the products offering. The Biobottoms also operates a retail store selling overstocks and out-of-season items.

     Diplomat was incorporated in Delaware on June 23, 1993, as a wholly-owned subsidiary of Diplomat Juvenile Corporation, a corporation formed on April 6, 1982 under the laws of the State of New York. Diplomat Juvenile Corporation was merged into Diplomat on September 2, 1993. Its executive, warehouse, distribution and production facilities are located at 25 Kay Fries Drive, Stony Point, New York 10980. Its telephone number is (914) 786-5552.


                               RECENT DEVELOPMENT

     The Company recently issued 500,000 non-qualified stock options in connection with certain financial consulting services. Each option is exercisable to purchase one share of Common Stock at any time until January 15, 1997, at an exercise price of $.95 per share. The shares of Common Stock issuable upon exercise of the Options (together with such shares that may become issuable as a result of anti-dilution provisions contained in the Options), are being offered for resale pursuant to this Prospectus.

     In connection with the completion of the acquisition of Biobottoms, Inc. in

February 1996, the Company incurred certain acquisition debt payable to the former Biobottoms stockholders. Of such debt, $750,000 became due and payable on August 9, 1996 and an additional $375,000 is payable in November 1996 and $375,000 payable August 1997. The August 9 debt payment was not paid because the Company lacked sufficient capital resources to make such payment. Such indebtedness is subject to the terms of a certain intercreditor agreement between the Company, Congress Financial Corporation ("Congress Financial"), the Company's institutional lender to Diplomat and Biobottoms, Robert M. Rubin, a director, principal stockholder and significant creditor of the Company, and representatives of the former Biobottoms stockholders. This agreement requires that the payment of the acquisition debt be made out of the proceeds of the sale of capital stock of the Company.

     At the time that the Biobottoms acquisition was completed, additional equity financing was contemplated to fund the scheduled payments of the acquisition debt and working capital requirements for the Diplomat and Biobottoms businesses. Such financing was not secured within the time constraints contemplated by the management of the Company. As a result, the acquisition debt was not paid when due. In addition, the Company is experiencing severe working capital shortages and requires additional capital resources to fund its existing operations. Under Diplomat's and Biobottoms' lending facilities with Congress Financial, the Company has borrowed the maximum amounts available as of the date hereof and there is no unused loan availability. The Company is pursuing a number of financing alternatives, although there can be no assurance that such efforts will result in necessary financing or that the terms of such financing will be on terms favorable to existing stockholders. The failure to secure additional working capital and funds to pay the Biobottoms acquisition debt will materially adversely affect the business and financial condition of the Company. Insufficient working capital may require the Company to reduce operations significantly.

     The Company's Lamaze Distribution Agreement expired in July 1996 and its renewal is presently being negotiated. The Company is continuing to operate under the terms of the agreement in anticipation of entering into such renewal agreement in the near future. There can be no assurance that the Company will be successful in completing the negotiation of such renewal or that the terms thereof will not be less favorable than those contained in the expired agreement.

                                  THE OFFERING

Securities Offered       500,000 shares of Common Stock.


Use of Proceeds          The Company will not receive any of the proceeds from
                         the sale of Common Stock offered by the Selling
                         Stockholders hereby. Any money received by the Company upon the exercise of the Options will be used for working capital purposes.

Risk Factors             The securities offered hereby involve a high degree of
                         risk.  See "RISK FACTORS."

Offering Price           All or part of the shares of Common Stock
                         offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling
                         Stockholders at the time of sale.

Nasdaq Trading
  Symbol                 DIPL

                                  RISK FACTORS

     THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PRIOR TO PURCHASE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

     4. Recent Losses. During the fiscal years ended December 30, 1995 and December 31, 1994, Diplomat reported net losses of $720,878 and 439,459, respectively. For the six month period ended June 30, 1996, Diplomat and its subsidiary (collectively, the "Company") reported a net loss of approximately $324,000, compared to net income of approximately $453,047 for the comparable six month period ended June 30, 1995. Significantly lower sales during the fourth quarter of the fiscal year ended December 30, 1995 and December 30, 1994, without lower reductions in operating expenses, were principal components for the losses reported for such periods. There can be no assurance that the Company will continue to operate profitably in the future.

     5. Need for Additional Financing. Diplomat's principal secured commercial credit facility and that of its wholly-owned subsidiary, Biobottoms, Inc., together with funds from operations, do not provide the Company with sufficient capital resources to fund adequately its working capital obligations and obligations to pay certain installments due and coming due with respect to the acquisition of Biobottoms. As of June 30, 1996, the aggregate borrowings by Diplomat and Biobottoms from its institutional lender was $3,746,918. As of the date hereof, Diplomat and Biobottoms have borrowed the maximum amounts available under the terms of the credit facilities. While the Company is pursuing a number of financing strategies, there can be no assurance that the Company will be successful in these efforts, the amount of financing secured will be sufficient, or that the terms will be beneficial to existing stockholders.


     6. New and Planned Products. The Company's success depends, in part, upon the development of strong brand identification for its current and proposed products. The primary direction of Diplomat's marketing plan is to promote certain of its existing products and develop new products marketed under the Lamaze From AMI trademark. Achieving and maintaining market acceptance for its products will require significant efforts and expenditures. There can be no assurance that the Company will be successful in effecting this plan.

     7. Trademarks and Proprietary Technology. Diplomat's success depends, in part, upon the development of strong brand identification for its current and proposed products. Diplomat promotes products using its trademark Ecology Kids and relies heavily on its rights to utilize the Lamaze name for Authorized Products in accordance with its distribution agreement with AMI. The rights of Diplomat under such distribution agreement are derivative of those held by AMI under its Contribution Agreement with ASPO. In the event that such Contribution Agreement was terminated, an event not anticipated by Diplomat, Diplomat's rights under the distribution agreement would also terminate. In such event, Diplomat would be required either to secure the right to continue the use by direct agreement with ASPO, a result that cannot be assured, or desist from continuing use. The inability to use the Lamaze name might have an adverse effect on the Company. There can be no assurance that others will not infringe upon Diplomat's Ecology Kids trademark or that Diplomat can successfully challenge any alleged infringement. In the event that it became necessary to establish recognition of alternative trademarks, the cost of such development could be substantial, and as a result, materially adversely affect the Company's business and prospects.

     8. Possible Adverse Effects of Security Interests in the Company's Assets. All of the Company's assets (with the exception of its real estate which is also subject to mortgages), are pledged as collateral to secure the Company's term loan indebtedness ("Institutional Term Loan") to Congress Financial Corporation (the "Institutional Lender"), indebtedness to a principal stockholder, and indebtedness incurred in connection with the acquisition of Biobottoms, Inc. ("Acquisition Debt"), the Company's wholly-owned subsidiary. Unless the security interests are released, such assets will not be available to secure future indebtedness, which may adversely affect the Company's ability to borrow in the future. Moreover, in the event of a default by Diplomat or Biobottoms on their obligations, including compliance with financial covenants contained in the credit agreements with the Institutional Lender and in connection with the Acquisition Debt, such lenders could foreclose on the Company's assets. In addition, Diplomat's real estate is subject to two mortgage liens; default by Diplomat with respect to either of such mortgage liens could result in the loss of Diplomat's real estate and its principal place of business.

     9. Possible Conflicts of Interest. As of June 30, 1996, Mr. Robert M. Rubin, a director and principal shareholder of Diplomat, beneficially owned 1,913,000 shares of common stock, approximately 35% of the issued and outstanding shares of Common Stock. In connection with Diplomat's Institutional Term Loan with Congress Financial, Diplomat borrowed from Mr. Rubin, $590,000 on a secured term loan basis (as to which $300,000 principal amount remains outstanding). Simultaneously with the closing of the acquisition of Biobottoms, Inc., Diplomat borrowed an additional $2,353,100 from Mr. Rubin, which principal amount is outstanding as of the date hereof and subordinated to the Institutional Lender. Mr. Rubin has also provided Congress Financial with a limited guaranty not to exceed $375,000 relating to the portion of the Company's indebtedness based upon borrowings against inventory. There can be no assurance that Mr. Rubin's relationships with Diplomat and Biobottoms, as both a creditor and as a principal stockholder and a director of Diplomat, will not give rise to conflicts with respect to future transactions by the Company. If such conflicts arise there can be no assurance that they will be resolved in favor of the Company.

     10. Dependence Upon Primary Customers. For the fiscal year ended December 30, 1995, two of Diplomat's customers, Toys R Us and Wal-Mart, individually accounted for 23% and 36%, respectively, of Diplomat's net sales. For the six month period ended June 30, 1996, such customers individually accounted for 11% and 40%, respectively, of Diplomat's sales. Diplomat has no written contracts with such customers and there can be no assurance that such customers will continue to purchase products from Diplomat. The loss of either of these customers could have a materially adverse effect on the Company's business.

     11. Substantial Competition. The infant, toddler products and children's apparel industry segments in which Diplomat and Biobottoms are engaged are extremely competitive. Diplomat and Biobottoms faces substantial competition in each of its respective product categories. Diplomat competes in a variety of segments within these categories, including disposable diapers, cloth diapers, infant's and juvenile furnishings, infantwear and accessories. Although Diplomat believes that it can compete favorably in these areas, there can be no assurance thereof. Diplomat's primary competition in the cloth diaper market is Gerber Products Company ("Gerber") and Dundee Mills ("Dundee") who collectively account for more than 90% of the market for cloth diaper sales not including cloth diaper service companies. Diplomat believes that it has a market share of approximately 5%. Diplomat faces additional competition from foreign manufacturers with respect to cloth diapers. The United States infant disposable diaper market is led by nationally recognized branded product leaders, Proctor & Gamble and Kimberly- Clark. In addition, Gerber produces layette and infantwear products competitive with Diplomat's layette and infantwear products and produces a diaper cover product which also competes generally with the diaper covers sold by Diplomat.

     There are a wide range of catalogs selling infant and children's apparel in competition with Biobottoms. These vary from general catalog merchandisers such as J.C. Penney to smaller specialty children's apparel catalogs. Biobottoms believes that it competes primarily with the latter which group includes: Hanna Anderson, Playclothes, Children's Wear Digest, Storybook Heirlooms, Wooden

Soldier, and Land's End Kids. Biobottoms also competes with non-mail order children's clothing retailers, including specialty stores, department stores, major chains and discount retailers. Gap Kids, Gymboree and other national retailers are also competitors outside the direct mail industry.

     Many of Diplomat's and Biobottoms' competitors have substantially greater financial, distribution, marketing and other resources than Diplomat and Biobottoms and have achieved significant name recognition and goodwill for their brand names. There can be no assurance that either Diplomat or Biobottoms will be able to successfully compete with its competitors.

     12. Product Liability. Diplomat currently has an aggregate of $2,000,000 of product liability insurance for its current products with an umbrella policy up to $3,000,000. Biobottoms maintains product liability coverage of $1,000,000 for its products. There can be no assurance that these insurance coverages will be sufficient to cover any liability resulting from any product liability claims or that Diplomat and Biobottoms would have funds available to pay any claims over the limit of its insurance. Either an underinsured or an uninsured claim could have a material adverse effect on the Company.

    13. State and Federal Regulation. As a seller of infant and juvenile products, Diplomat and Biobottoms are subject to laws and regulations administered by various states and the Federal Trade Commission ("FTC"). As a seller of bedding products, Diplomat is also required to maintain licenses in the various states where it conducts business. These licenses subject the Company to compliance with a variety of laws and regulations regarding the labelling and cleanliness of its products. In addition, federal and state regulations designed to protect consumers govern the promotion and advertising activities of the Company and other sellers of the Company's products and the mail and catalog operations of Biobottoms. Diplomat and Biobottoms are in compliance with all laws and regulations where the failure thereof might materially adversely affect its business or financial condition. Changes in laws and regulations could materially affect the Company and any costs of compliance associated with such laws and regulations.

     14. Dependence Upon Key Personnel. Sheldon R. Rose, Chief Executive Officer, President, Chairman of the Board and a director of Diplomat and Stuart
A. Leiderman, Executive Vice President and a director of Diplomat are key employees of Diplomat and the loss of either of their services could delay the achievements of Diplomat's goals. Diplomat maintains key man life insurance on the life of Mr. Rose in the amount of $2,000,000, naming Diplomat as sole beneficiary.

     15. Control by Current Shareholders, Officers and Directors. Diplomat's current principal shareholders, directors and officers beneficially own approximately 58% of the outstanding Common Stock and will be able to exercise control over the outcome of all matters submitted to the shareholders for approval, including the election of directors of Diplomat, and as a result will be able to control Diplomat's affairs and management. Diplomat's articles of incorporation do not provide shareholders with cumulative voting rights.

     16. Outstanding Options and Warrants; Registration Rights. As of the date of this Prospectus, Diplomat has outstanding 581,175 Class A Warrants and an underwriter's unit purchase option (the "Option") entitling the holder to acquire 50,000 Units, each unit consisting of three shares of common stock and one warrant, that are immediately exercisable. There is also outstanding Class C Warrant, entitling such holder to acquire in the aggregate 500,000 shares of common stock upon the full exercise thereof. There is also outstanding Stock Options entitling the holders thereof to acquire in the aggregate 110,000 shares of common stock upon full exercise thereunder. In addition, Mr Rubin, a director, principal stockholder and significant creditor owns 100,000 shares of the Company's outstanding Preferred Stock, convertible by its terms into 1,000,000 shares of the Company's Common Stock. The Class A Warrants, Option Class C Warrants, and the shares of Preferred Stock together provide for the issuance by Diplomat of an aggregate of 2,191,175 shares of Common Stock. Moreover, the terms upon which the Company may be able to obtain additional equity capital may be adversely affected since the holders of the outstanding Options and Options can be expected to exercise them, to the extent they are able to, at a time when Diplomat would, in all likelihood, be able to obtain any needed capital on terms more favorable to Diplomat than those provided in the Options or the Option. The Options, the shares of Common Stock underlying the Option, and the shares of Common Stock underlying the Preferred Stock and Class C Warrants are subject to certain demand and/or piggyback registration rights. Such registration rights could result in substantial expense to the Company and adversely affect any future equity or debt financing. The sale of Common Stock or other securities held by or issuable to the holders of registration rights or merely the potential of such sales, could have an adverse effect on the market price of the Company's securities.

     17. Common Stock Issuable Under Option Plans. Diplomat's Stock Option Plan provides for the grant of up to 200,000 incentive and non-qualified stock options to officers, directors, key employees and consultant to the Comapany. Diplomat also established a non-qualified stock option plan providing for the issuance of up to 1,500,000 shares common stock to its directors, officers, key employees and consultants. To date, Diplomat has granted directors, officers and key employees an aggregate of 105,000 incentive and non-qualified stock ptions, at an exercise price of $1.50 per share, and 500,000 nonqualified stock options to consultants of the Company, at an exercise price of $.95 per share. Future grants could have an adverse affect on the market price of Diplomat's securities.

     18. No Dividends. Since terminating its election to be taxed as an S Corporation in June 1992, Diplomat has not paid dividends on its Common Stock. Diplomat intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his or her investment should not purchase any of the securities offered hereby. See "Dividend Policy."

     19. Possible Volatility of Stock Price; Arbitrarily Determined Offering Price; Arbitrarily Determined Offering Price. There can be no assurance that an active market in any of Diplomat's securities will be sustained. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment. Diplomat believes that factors such as Diplomat's and its competitors' announcements, including those concerning products, trademarks, patents, technology and financial results could cause the price of the Common Stock and Class A Warrants to fluctuate substantially. The original offering price of the Common Stock and the exercise price and other terms of the Class A Warrants were established arbitrarily by negotiation between Diplomat and the Underwriter for the IPO and are not necessarily related to Diplomat's asset value or net worth or other established criteria of value.

     20. Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, will have here on the market price of Common Stock. Of Diplomat's shares of Common Stock currently outstanding, 2,250,000 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that Diplomat is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least two years is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. As of the date of this Prospectus, 2,250,000 shares of Common Stock, held by nine beneficial owners, are eligible for sale pursuant to Rule 144. Diplomat is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common Stock and could impair Diplomat's ability to raise capital through the sale of its equity securities.

     21. Possible Delisting and Risk of Low-Priced Securities. The Common Stock and Class A Warrants are traded in the over-the-counter market and are quoted on the NASDAQ Small Cap Stock Market ("NASDAQ"). To qualify for continued quotation or listing of securities, NASDAQ requires satisfaction of certain financial tests, including the attainment of specified minimum levels of assets, income, net worth, and certain minimum requirements relating to the market value of the securities to be listed (exclusive of shares owned by insiders), as well as the number of shares and stockholders. At a minimum, Diplomat must maintain net tangible assets of $2 million, stockholder equity of $1 million and have a minimum bid price of $1 per share. However, there can be no assurance that Diplomat will be able to satisfy certain other specified financial tests and market related criteria required for continued quotation on NASDAQ. If Diplomat is unable to satisfy the NASDAQ maintenance criteria in the future, its Common Stock and Class A Warrants may be delisted from trading on NASDAQ. Trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of Diplomat's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to include an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks association therewith. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If Diplomat's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell such securities.

     In addition, if Diplomat's securities are not quoted on NASDAQ, or Diplomat does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     If Diplomat's securities become subject to the regulations applicable to penny stocks, the market liquidity for Diplomat's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell Diplomat's securities and thus the ability of purchasers of Diplomat's securities to sell their securities in the secondary market.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby. Any proceeds realized by the Company from the exercise of the Options will be used for working capital purposes.


                             SELLING SECURITYHOLDERS

     The Selling Stockholders are offering 500,000 shares of Common Stock for resale after issuance upon exercise of the Options. Additional shares of Common Stock that may become issuable as a result of the anti-dilution provisions of the Options pursuant to Rule 416 under the Securities Act. As of the date hereof, none of the Options have been exercised.


                          Beneficial Ownership of Shares      Beneficial Ownership of Shares
Selling Stockholder       of Common Stock Prior to Sale       of Common Stock After Sale
- -------------------       -----------------------------       --------------------------
Stuart Jacobson                    250,000(1)                              0

Kenneth Meschetto                  250,000(2)                              0


(1) Does not include 500,000 of common stock issuable upon exercise of Class C Warrants of the Company having an exercise price of $2.50 per share, expiring July 18, 1997. Mr. Jacobson is the sole director, officer and stockholder of Boulder Enterprises Inc., the holder of the warrants. Mr. Jacobson's business address is 140 Euclid Avenue, Suite 4E, Hackensack, NJ.

(2)  Mr. Meschetto's business address is 355 Bayville Avenue, Bayville, NY
     11709.

                              PLAN OF DISTRIBUTION

     The shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on Nasdaq or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares offered hereby until the earlier of the date upon which all of the shares offered hereby have been sold or the date on which the shares offered hereby, in the opinion of counsel, may be immediately sold by the Selling Stockholders without registration.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurances that the Selling Stockholders will sell any or all of the shares offered hereby.

     The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from this offering, but will receive the exercise price payable upon the exercise of the Options if they are exercised.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock will be passed upon for the Company by Schneck Weltman Hashmall & Mischel LLP, 1285 Avenue of the Americas, New York, New York 10019.

                                     EXPERTS

     The financial statements and schedules as of January 28, 1996 and for the year then ended incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Feldman Radin & Co., P.C., Independent Certified Public Accountants, to the extent indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.




     The financial statements and schedules of Biobottoms, Inc. as of January

29, 1995 and for the year then ended have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.